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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(h) of the Investment Company Act of 1940

|_| Check this box if no longer subject to Section 16. Form 4 or Form 5 obligation may continue. See Instruction 1(b).

(Print or Type Responses)
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1. Name and Address of Reporting Person*

   Wakoff               Harlan                     J.
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   (Last)               (First)                 (Middle)

   c/o Genta Incorporated,
   Two Connell Drive
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                                    (Street)

   Berkeley Heights       NJ                    07922
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   (City)               (State)                 (Zip)


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2. Issuer Name and Ticker or Trading Symbol

   Genta Incorporated (Nasdaq: GNTA)
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3. I.R.S. Identification Number of Reporting Person, if an Entity (voluntary)


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4. Statement for Month/Year

   June 2002
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5. If Amendment, Date of Original (Month/Year)


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6. Relationship of Reporting Person(s) to Issuer
   (Check all applicable)

   |X|   Director                             |_|   10% Owner
   |_|   Officer (give title below)           |_|   Other (specify below)


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7. Individual or Joint/Group Filing (Check Applicable Line)

   |X|  Form filed by One Reporting Person
   |_|  Form filed by More than One Reporting Person

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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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                                                                                                             6.
                                                              4.                              5.             Owner-
                                                              Securities Acquired (A) or      Amount of      ship
                                                 3.           Disposed of (D)                 Securities     Form:      7.
                                2.               Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct     Nature of
                                Transaction      Code         ----------------------------    Owned at End   (D) or     Indirect
1.                              Date             (Instr. 8)                   (A)             of Month       Indirect   Beneficial
Title of Security               -----------      ------------     Amount      or     Price    (Instr. 3      (I)        Ownership
(Instr. 3)                      (Month/Day/Year) Code     V                  (D)             and 4)         (Instr. 4) (Instr. 4)
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Common Stock, par value $.001
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the Form is filed by more than one Reporting Person, see Instruction
  5(b)(v).

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
            (e.g., puts, calls, warrants, options, convertible securities)
================================================================================

                                                                                                          9.        10.
                                                                                                          Number    Owner-
                                                                                                          of        ship
                    2.                                                                                    Deriv-    Form of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exerciseable and  (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of (D)        (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            of      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4, and 5)     Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
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Options to acquire  $7.65   6/20/02   A                      6/20/02  6/20/12  Common    13,333           215,000    D
Common Stock (1)                                                               Stock,
                                                                               par
                                                                               value
                                                                               $.001

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====================================================================================================================================

Explanation of Responses:

(1) These options were granted for attending scheduled Board Meeting. These options vest immediately upon grant.

/s/ Harlan J. Wakoff                                          July 8, 2002
- ---------------------------------------------            -----------------
** Signature of Reporting Person                           Date

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*   If the Form is filed by more than one Reporting Person, see Instruction
    4(b)(v).
** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
    See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a)


Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure